FS Energy and Power Fund 8-k

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Committed Approximately $310 Million Toward Proprietary Investments in Middle Market Companies in the Fourth Quarter of 2013

PHILADELPHIA, PA, January 22, 2014 – FS Energy and Power Fund (“FSEP”), a business development company (“BDC”) focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, announced today that it committed approximately $310 million toward proprietary investments in middle market companies in the fourth quarter of 2013.

FSEP made proprietary commitments to five portfolio companies, which included investments in both senior secured and subordinated debt, as well as equity. In connection with the terms negotiated for the investments, FSEP received upfront fees and the potential for upside through equity and other interests. Highlights from FSEP’s fourth quarter proprietary investments include the following:

•	$60.3 million senior secured loan and $6.1 million equity commitments to Swift Technical Services, LLC, a leading provider of contract personnel resources to the global energy industry, and a portfolio company of Wellspring Capital Management, LLC; and
•	$60 million senior secured loan commitment to BL Sand Hills Unit, L.P., an infill drilling and waterflood project in Crane County, Texas operated by Burnett Oil Co., Inc. and Loln Energy Corporation. FSEP’s investment also includes an overriding royalty interest that is convertible into net profit interests in the project upon satisfaction of certain terms.

“We are excited to make new proprietary investments in five quality U.S. energy companies,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP. “As FSEP’s investment portfolio continues to grow, we are pleased by its increasingly proprietary nature and our ability to structure investments with strong downside protections and the potential for upside through select equity opportunities.”

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded BDC. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $63.3 billion in assets under management as of September 30, 2013, is the credit platform of Blackstone. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded business development company. The firm currently manages three BDCs with approximately $9.2 billion* in assets.

Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

* Assets under management as of September 30, 2013.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.